Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

(860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Twelve Months Ended June 30, 2007

PUTNAM, CT, August 13, 2007 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $1.9 million or $.29 per basic share and $.28 per diluted share for the twelve months ended June 30, 2007 compared to net income of $2.1 million or $.31 per basic share and $.30 per diluted share for the twelve months ended June 30, 2006. The decrease in net income reflected lower net interest and dividend income due to the flat yield curve and higher noninterest expense. In addition, during the twelve months ended June 30, 2007, the Company established a new subsidiary, Putnam Bank Mortgage Servicing Company, a qualified “passive investment company,” that is intended to reduce Connecticut state taxes on interest earned on real estate loans in future years. As part of the formation of this subsidiary, the Company incurred a one-time adjustment to deferred taxes that resulted in additional tax expense of $147,000 for the twelve months ended June 30, 2007.

Asset Growth

At June 30, 2007, total assets were $491.2 million, an increase of $16.7 million, or 3.5%, from June 30, 2006. This growth in assets since June 30, 2006 reflected an increase of $32.1 million, or 15.9%, in total loans to $234.2 million at June 30, 2007 from $202.1 million at June 30, 2006 and a decrease of $22.6 million, or 9.2%, in investment securities to $222.5 million at June 30, 2007 from $245.1 million at June 30, 2006. Borrowed funds increased by $17.3 million, or 13.9%, to $141.9 million at June 30, 2007 from $124.6 million at June 30, 2006. Total deposits decreased by $3.5 million, or 1.2%, to $293.5 million at June 30, 2007 from $297.0 million at June 30, 2006. This decrease included a reduction in Brokered CDs from $18.1 million at June 30, 2006 to $11.4 million as of June 30, 2007. Excluding this change in Brokered CDs, total deposits as of June 30, 2007 would have increased $3.2 million, or 1.1%, from June 30, 2006 to June 30, 2007. Total capital was $51.3 million at June 30, 2007 compared to $48.9 million at June 30, 2006, primarily due to a net decrease to the unrealized loss on available-for-sale securities of $1.1 million, and net income of $1.9 million less dividends of $704,000.

“Like other financial institutions, the flat yield curve environment continues to place stress on our bottom line,” said President Robert J. Halloran, Jr. “Our financial results are buoyed by the continued strong performance of our lending operations. Our commercial loans increased by $9.8 million or 20.0% and retail lending increased $22.3 million or 14.6% during the last twelve months.”

Net Interest Income

Net interest income for the twelve months ended June 30, 2007 was $10.6 million, a decrease of $67,000 or 0.6% over the twelve months ended June 30, 2006. This was primarily due to the decrease in the net interest margin to 2.35% from 2.84%. Average interest-earning assets increased by $76.1 million or 20.3% to $450.0 million for the twelve months ended June 30, 2007 from $373.9 million for the twelve months ended June 30, 2006. The yield on average interest-earning assets increased 44 basis points to 5.64% for the twelve months ended June 30, 2007 as compared to 5.20% for the twelve months ended June 30, 2006. Average interest-bearing liabilities increased by $75.2 million or 24.5% to $381.7 million for the twelve months ended June 30, 2007 from $306.5 million for the twelve months ended June 30, 2006. The cost of average interest-bearing liabilities increased 101 basis points to 3.88% for the twelve months ended June 30, 2007 as compared to 2.87% for the twelve months ended June 30, 2006.

Provision for Loan Loss

The provision for loan loss for the twelve months ended June 30, 2007 was $263,000, an increase of $63,000 or 31.5% over the twelve months ended 2006. This was primarily due to an increase of $32.1 million in loans outstanding to $234.2 million as of June 30, 2007 compared to $202.1 million as of June 30, 2006.

Noninterest Income and Expense

Noninterest income for the twelve months ended June 30, 2007 was $2.7 million, an increase of $305,000 or 12.5% from the twelve months ended June 30, 2006. This increase was primarily due to a $576,000 increase in service fee income during the twelve months ended June 30, 2007. This was partially offset by a decrease of $304,000 in net gains on sales of securities to a net loss of $67,000 for the twelve months ended June 30, 2007 from a net gain of $237,000 for the twelve months ended June 30, 2006. Noninterest expense for the twelve months ended June 30, 2007 was $10.8 million, an increase of $630,000 or 6.2% over the twelve months ended June 30, 2006. This increase was primarily due to an increase in salaries and benefits of $436,000 and an increase in other expenses of $201,000. Occupancy expense for the twelve months ended June 30, 2007 was $1.3 million, a decrease of $7,000 or 0.5% over the twelve months ended June 30, 2006. A portion of these increases in noninterest expense was attributable to the operations of the new branches acquired in the fiscal year ended June 30, 2006 and the new supermarket branch opened in August 2006, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.
	Statistical Summary (Unaudited) (Dollars in thousands)
Assets	As of June 30, 2007	As of June 30, 2006
Cash and due from banks	$8,718	$6,695
Federal funds sold	4,480	1,500

Total cash and cash equivalents	13,198	8,195
Investment securities, at fair value	222,502	245,107
Loans	234,160	202,053
Less: Allowance for loan loss	(1,780)	(1,582)

Net Loans	232,380	200,471
Premises and equipment	4,218	4,504
Bank owned life insurance	5,536	2,360
Core deposit intangible	1,091	1,353
Goodwill	6,912	6,912
Other assets	5,361	5,551

Total Assets	$491,198	$474,453

Liabilities and Stockholders’ Equity
Deposits	$293,473	$296,965
Borrowed funds	141,857	124,593
Mortgagors’ escrow accounts	1,280	1,130
Other liabilities	3,337	2,853

Total Liabilities	439,947	425,541
Total Stockholders’ Equity	51,251	48,912

Total Liabilities and Stockholders’ Equity	$491,198	$474,453

	Twelve Months Ended June,
Income Statement	2007	2006
Interest and dividend income	$25,364	19,437
Interest expense	14,795	8,801

Net interest and dividend income	10,569	10,636
Provision for loan losses	263	200

Net interest income after provision for loan loss	10,306	10,436
Non-interest income	2,741	2,436
Non-interest expense	10,769	10,139

Income before income tax expense	2,278	2,733
Income tax expense	354	617

Net Income	$1,924	$2,116

	At or for the twelve months June 30,
Financial condition data:	2007	2006
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$449,981	$373,905
Average interest-bearing liabilities	$381,769	$306,537
Average interest-earning assets to average interest-bearing liabilities	117.87%	121.98%
Non-performing loans	$1,538	$1,376
Non-performing loans to total loans	0.66%	0.68%
Allowance for loan losses	$1,780	$1,582
Allowance for loan losses to total loans	0.76%	0.78%
Shareholders’ equity to assets	10.43%	10.31%

Selected operating data:
Return on average assets	0.41%	0.54%
Return on average equity (1)	3.66%	4.03%
Net interest rate spread	1.76%	2.33%
Net interest margin (2)	2.35%	2.84%
Efficiency ratio (3)	78.55%	77.44%

(1)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.29	$0.31
Diluted	$0.28	$0.30
Book value per share	$7.56	$7.31
Market price per share:
High for the period	$11.48	$11.31
Low for the period	$10.32	$10.00
Close at end of period	$10.58	$10.63
Cash dividends declared per share	$0.06	$0.06

Weighted-average common shares outstanding:
Basic	6,707,697	6,859,189
Diluted	6,810,614	6,942,303